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                                                                       Exhibit 5

           [letterhead of Miller, Canfield, Paddock and Stone, P.L.C.]

                                 April 29, 2008

Tecumseh Products Company
100 East Patterson Street
Tecumseh, Michigan 49286

Ladies and Gentlemen:

     We are writing with respect to the registration statement on Form S-3 (the "Registration Statement") being filed today by Tecumseh Products Company, a Michigan corporation (the "Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), 1,890,944 shares of the Class A Common Stock ("Class A Shares") and 500,000 shares of the Class B Common Stock ("Class B Shares") of the Company. Of these, 1,390,944 Class A Shares (the "Warrant Shares") are issuable upon exercise of a Warrant to Purchase Class A Common Stock issued by the Company on April 9, 2007 (the "Warrant"), and the remainder of the Class A Shares and all of the Class B Shares (collectively, the "Outstanding Shares") are currently issued and outstanding. The Registration Statement also registers the Class A Rights and Class B Rights (collectively, the "Rights") associated with the Class A Shares and the Class B Shares, respectively, which have been issued (in the case of Rights associated with the Outstanding Shares) or are to be issued (in the case of Rights associated with the Warrant Shares) under the Company's Class A Rights Agreement dated April 22, 1992, as amended, and its Amended and Restated Class B Rights Agreement dated April 22, 1992, as amended, respectively (collectively, the "Rights Agreements"). In connection with the Registration Statement, we, as your counsel, have examined such certificates, instruments, and documents and reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

     On the basis of such examination and review, we advise you that in our opinion:

     1. The Outstanding Shares, the Warrant Shares, and associated Rights have been duly authorized by all necessary corporate action on the part of the Company

     2. The Outstanding Shares now are, and, when the Registration Statement has become effective and the Outstanding Shares have been sold pursuant to the Registration Statement, the Outstanding Shares will be, validly issued, fully paid, and nonassessable.

     3. When the Warrant Shares have been issued and paid for in accordance with the terms of the Warrant, the Warrant Shares will be, and when thereafter the Warrant Shares have been sold pursuant to the effective Registration Statement, the Warrant Shares will continue to be, validly issued, fully paid, and nonassessable.

     4. The Rights associated with the Outstanding Shares have been validly issued.

     5. When issued in accordance with the terms of the applicable Rights Agreement, the Rights associated with the Warrant Shares will be validly issued.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus that forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

                                 Very truly yours,


                                 /s/ Miller, Canfield, Paddock and Stone, P.L.C.